EXHIBIT 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: August 18, 2011		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2011,
DECLARES REGULAR QUARTERLY CASH DIVIDEND, AND INCREASES
THE INDICATED ANNUAL CASH DIVIDEND RATE

Cincinnati, OH; August 18, 2011 – LSI Industries Inc. (NASDAQ:  LYTS)today:

•	reported fourth quarter net sales of $74,217,000, an increase of 16% as compared to $63,886,000 in the same period of the prior fiscal year;

•
reported fourth quarter net income of $1,497,000 or $0.06 per share, representing an increase of 106% and 100%, respectively, over net income of $727,000 or $0.03 per share for the same period of the prior fiscal year;

•	reported fiscal 2011 net sales of $293,501,000, an increase of 15% as compared to $254,402,000 in fiscal 2010;

•	reported fiscal 2011 net income of $10,828,000 or $0.44 per share, as compared to net income of $1,424,000 or $0.06 per share for fiscal year 2010;

•	declared a regular quarterly cash dividend of $0.05 per share payable September 6, 2011 to shareholders of record August 30, 2011; and

•	increased the indicated annual cash dividend rate by 20% to $0.24 per share for fiscal 2012.

Financial Highlights

(In thousands, except per share data; unaudited)	Three Months Ended June 30			Fiscal Year Ended June 30
	2011	2010	% Change	2011	2010	% Change
Net Sales	$74,217	$63,886	16%	$293,501	$254,402	15%

Operating Income	$2,550	$293	770%	$16,304	$1,909	754%

Net Income	$1,497	$727	106%	$10,828	$1,424	660%

Earnings Per Share (diluted)	$0.06	$0.03	100%	$0.44	$0.06	633%

	6/30/11	6/30/10
Working Capital	$84,524	$73,568
Total Assets	$176,021	$173,845
Long-Term Debt	$1,064	$1,099
Shareholders’ Equity	$151,218	$144,218

LSI Industries Inc. Fiscal 2011 Results
August 18, 2011

Fourth Quarter Fiscal 2011 Results

Net sales in the fourth quarter of fiscal 2011 were $74,217,000, an increase of 16% over last year’s fourth quarter net sales of $63,886,000.  Lighting Segment net sales increased 36% to $54,874,000 (sales to national accounts and niche markets increased 40% and sales to the Commercial / Industrial lighting market increased 32%), Graphics Segment net sales decreased 33% to $10,748,000, Electronic Components Segment net sales increased 21% to $5,396,000 and net sales of the All Other Category increased 5% to $3,199,000.  The fiscal 2011 fourth quarter net income of $1,497,000, or $0.06 per share, compares to a fiscal 2010 fourth quarter net income of $727,000 or $0.03 per share.  In the fourth quarter of fiscal 2010, the Company recorded a pre-tax non-cash intangible asset impairment expense of $153,000, but had no corresponding expense in the fourth quarter of fiscal 2011.  Earnings per share represents diluted earnings per share.

Fiscal 2011 Results

Net sales in fiscal 2011 were $293,501,000, an increase of 15% over last year’s net sales of $254,402,000.  Lighting Segment net sales increased 24% to $196,550,000 (sales to national accounts and niche markets increased 25% and sales to the Commercial / Industrial lighting market increased 22%), Graphics Segment net sales decreased less than 1% to $68,155,000, Electronic Components Segment net sales increased 33% to $21,449,000 and net sales of the All Other Category decreased 32% to $7,347,000.  The fiscal 2011 net income of $10,828,000, or $0.44 per share, compares to a fiscal 2010 net income of $1,424,000, or $0.06 per share.  Fiscal 2010 net income included the following pre-tax expenses:  intangible asset impairment expense of $153,000; a $639,000 loss from the sale of a subsidiary; acquisition-related costs of $520,000;and an acquisition-related fair value inventory adjustment of $640,000 related to purchase accounting requirements of LSI ADL Technology’s finished goods and work-in-process inventory.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at June 30, 2011 included current assets of $106.1 million, current liabilities of $21.6 million and working capital of $84.5 million.  The current ratio was 4.92 to 1.  The Company has shareholders’ equity of $151.2 million, $1.1 million of long-term debt, and has borrowing capacity on its commercial bank facilities as of June 30, 2011 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable September 6, 2011 to shareholders of record as of August 30, 2011.  The indicated annual cash dividend rate for fiscal 2011 is $0.20 per share.  The Board also moved to increase the regular quarterly cash dividend in fiscal 2012; the quarterly dividend would be increased to $0.06 per share, or an indicated annual cash dividend rate of $0.24 per share, effective with the dividend for the first quarter of fiscal 2012 payable in November 2011.  LSI Industries has paid regular cash dividends since 1989.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

LSI Industries Inc. Fiscal 2011 Results
August 18, 2011

Company Comments

Robert J. Ready, Chief Executive Officer, commented, "Operating results for fiscal 2011 were much improved over the prior year.  Our favorable operating leverage was demonstrated by a 30% increase in gross profit on a 15% increase in net sales.  Operating income of $16.3 million was produced in fiscal 2011 versus $1.9 million during the prior fiscal year. Diluted earnings per share for fiscal 2011 were $0.44 as compared to $0.06 for fiscal 2010, an increase of over 600%.  Clearly, as LSI Industries increases net sales it is capable of much higher earnings growth rates.  As I look at the fiscal 2011 operating results and other accomplishments for fiscal 2011, I am quite pleased.  The organization performed well as measured in net sales increases and execution on a profitable basis, all in a difficult and lackluster economic environment.

"Our fourth quarter of fiscal 2011, ended June 30, 2011, continued the sales pattern with a 16% year-over-year increase.  Favorable operating leverage was again in evidence as operating income increased 770% over the same period of the prior fiscal year.  However, there were a number of income tax factors that moderated the bottom line earnings leverage, including less federal tax credits and more local income tax expense than had been expected, as compared to a significant fiscal 2010 fourth quarter tax benefit. The result was that diluted earnings per share doubled from $0.03 to $0.06.

"We finished fiscal 2011 with a highly liquid and strong balance sheet.  As always, we are strong believers in maintaining a sound and conservatively capitalized financial position.  This has always served LSI Industries well as we have financed our growth, made substantial capital acquisitions, acquired businesses, and paid regular cash dividends.

"Speaking of cash dividends, I am pleased to report that the Board of Directors has supported management's recommendation to increase the annual indicated cash dividend rate from $0.20 per share to $0.24 per share, an increase of 20%.  LSI Industries believes dividends are important to its shareholders and has paid regular cash dividends since 1989.

"In conclusion, fiscal 2011 was a much improved year and we are very well-positioned to move forward.  We are cautiously optimistic about fiscal 2012, but, of course, remain concerned about the state of the global and U.S. economies.  LSI Industries has the initiatives in place to grow the business and I will be talking more about this in the Annual Report to Shareholders."

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net income for the three and twelve month periods ended June 30, 2010.  Adjusted net income and earnings per share, which excludes intangible asset impairments, the loss on sale of LSI Marcole, as well as the impact of the LSI ADL Technology acquisition deal costs and acquisition-related fair value inventory adjustment are non-GAAP financial measures.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measurement to the net income reported for the period indicated.

LSI Industries Inc. Fiscal 2011 Results
August 18, 2011

(in thousands, except per share data; unaudited)	Fourth Quarter
	FY 2011	Diluted EPS	FY2010	Diluted EPS
Reconciliation of net income to adjusted net income:

Net income as reported	$1,497	$0.06	$727	$0.03

Adjustment for intangible asset impairments, inclusive of the income tax effect	--	--	148	0.01

Adjusted net income and earnings per share	$1,497	$0.06	$875	$0.04

(in thousands, except per share data; unaudited)	Full Year
	FY 2011	Diluted EPS	FY2010	Diluted EPS
Reconciliation of net income to adjusted net income:

Net income as reported	$10,828	$0.44	$1,424	$0.06

Adjustment for intangible asset impairments, inclusive of the income tax effect	--	--	148	0.01

Adjustment for the loss on sale of LSI Marcole, inclusive of the income tax effect	--	--	422	0.02

Adjustment for the acquisition deal costs and acquisition-related fair value inventory adjustment, inclusive of the income tax effect	--	--	791	0.03

Adjusted net income and earnings per share	$10,828	$0.44	$2,785	$0.12

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and

LSI Industries Inc. Fiscal 2011 Results
August 18, 2011

uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, and the results of asset impairment assessments.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

Leadership. Strength. Innovation.  Those are the key values behind the smart vision upon which LSI Industries Inc. was founded when established in 1976.  Today LSI demonstrates this in our dedication to advancing technology throughout all aspects of our business. We are a vertically integrated manufacturer who combines integrated technology, design and manufacturing to produce the most efficient, high quality products in all of our facilities across the United States.

We are committed to advancing solid-state technology to produce affordable, high performance, energy efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  Further, we can provide design support, engineering, installation and project management for custom graphics rollout programs for today’s retail environment.

LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North America, Latin America, Australia, New Zealand, Asia, Europe and the Middle East.  Our major markets include the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.  More information on LSI’s quarterly earnings, including additional financial analysis and an earnings overview presentation, will also be available at this site after the Investor Call to be held at 3:00 p.m. Eastern Time today.

LSI Industries Inc. Fiscal 2011 Results
August 18, 2011

Condensed Consolidated Income Statements

(in thousands, except per share data; unaudited)	Three Months Ended June 30		Fiscal Year Ended June 30
	2011	2010	2011	2010

Net sales	$74,217	$63,886	$293,501	$254,402

Cost of products and services sold	57,465	49,923	221,156	198,030
Loss on sale of subsidiary	--	--	--	639
Total cost of products sold	57,465	49,923	221,156	198,669

Gross profit	16,752	13,963	72,345	55,733

Selling and administrative expenses	14,202	13,517	56,041	53,671

Goodwill or intangible asset impairment	--	153	--	153

Operating income	2,550	293	16,304	1,909

Interest expense, net	66	26	137	125

Income before income taxes	2,484	267	16,167	1,784

Income tax expense (benefit)	987	(460)	5,339	360

Net income	$1,497	$727	$10,828	$1,424

Income (loss) per common share
Basic	$0.06	$0.03	$0.45	$0.06
Diluted	$0.06	$0.03	$0.44	$0.06

Weighted average common shares outstanding
Basic	24,293	24,279	24,287	24,128
Diluted	24,366	24,284	24,339	24,134

Condensed Consolidated Balance Sheets

(in thousands, unaudited)	June 30, 2011	June 30, 2010
Current Assets	$106,100	$99,411
Property, Plant and Equipment, net	44,284	44,911
Other Assets	25,637	29,523
	$176,021	$173,845

Current Liabilities	$21,576	$25,843
Long-Term Debt	1,064	1,099
Other Long-Term Liabilities	2,163	2,685
Shareholders’ Equity	151,218	144,218
	$176,021	$173,845